    As Filed with the Securities and Exchange Commission on July 28, 2006

                                                                                                    Registration Number

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________________________

GREENS WORLDWIDE INCORPORATED

(Exact name of registrant as specified in its charter)

_____________________________________________

Arizona	86-0718104
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

346 Woodland Church Road
Hertford, North Carolina 27944
Telephone: 252-264-2064
(Address of principal executive offices)

Greens Worldwide Incorporated.
2006 Broadly Based Stock Option Plan
(Full title of the Plan)

Gary B. Wolff, P.C.
805 Third Avenue
New York, New York 10022
Telephone: 212-644-6446
(Name, address and telephone number of agent for service.)

CALCULATION OF REGISTRATION FEE 1

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $ No par value	5,000,000	$.67	3,350,000	$358.45

________________________

Registration fee has been calculated pursuant to Rule 457 and is based upon the closing bid price of $.67 as of July 19, 2006.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the registration statement:

a.

The registrant's latest annual report on Form 10-KSB for calendar year ended December 31, 2005, as filed on April 14, 2006;

b.

All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the year covered by the Form 10-KSB referred to in (a) above; and

c.

Not Applicable.

Reference is also made to the Company’s Form SB-2 Registration Statement filed with the SEC on November 14, 2005 (SEC File No.: 333-129682) as amended on February 6, 2006.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.

Description of Securities.

The total number of shares authorized which the corporation has the authority to issue is One Hundred Million (100,000,000) shares, all of which shares are Common Stock, no par value per share without cumulative voting rights and without any preemptive rights and 5,000,000 shares of Preferred Stock, $10 par value per share.

Item 5.

Interest of Named Experts and Counsel.

Not Applicable

Item 6.

Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Arizona law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.

Exemption from Registration Claimed.

Not applicable

Item 8.

Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index. elsewhere herein.

Item 9.

Undertakings.

The Registrant undertakes:

1.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1.

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

Include any additional or changed material information on the plan of distribution.

The undersigned Registrant hereby undertakes that:

2.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hertford, North Carolina on July 24, 2006.

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

____________________________________

By:

R. Thomas Kidd

President and Chief Executive Officer

and Director

Name	Date
/s/ R. Thomas Kidd ________________________________ R. Thomas Kidd, President, Chief Executive Officer and Director	July 24, 2006
/s/ Vera L. Harrell ________________________________ Vera L. Harrell, Vice-President, Secretary and Director	July 24, 2006
/s/ Robert Marshburn ________________________________ Robert Marshburn, Sr. Vice-President and Director	July 24, 2006

Exhibit Index
1.	Not Applicable
2.	Not Applicable
3.	Not Applicable
4.	Instrument defining the rights of security holders – 2006 Broadly Based Stock Option Plan dated July ___, 2006
5.	Consent and Opinion of Gary B. Wolff, P.C., 805 Third Avenue, New York, New York 10022 regarding legality of securities registered under this Registration
6.	Not Applicable
7.	Not Applicable
8.	Not Applicable
9.	Not Applicable
10.	Not Applicable
11.	Not Applicable
12.	Not Applicable
13.	Not Applicable
14.	Not Applicable
15.	Not Applicable
16.	Not Applicable
17.	Not Applicable
18.	Not Applicable
19.	Not Applicable
20.	Not Applicable
21.	Not Applicable
22.	Not Applicable
23.	Consent of Most & Company, LLP Independent Registered Public Accounting Firm
24.	Not Applicable
25.	Not Applicable
26.	Not Applicable
27.	Not Applicable
99.	Prospectus dated July , 2006